EQUITABLE HOLDINGS REPORTS SECOND QUARTER 2023 RESULTS
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•Integrated business model delivering strong results including record net inflows of $1.4 billion in Retirement1 and $1.3 billion of net inflows in Wealth Management

•Cash generation2 of $0.9 billion to Holdings year-to-date, on track to achieve $1.3 billion 2023 guidance

•Returned $304 million in the quarter, consistently delivering on payout target

•Net income of $759 million; Net income per share of $2.06

•Non-GAAP operating earnings3 of $441 million, or $1.17 per share; adjusting for notable items4, Non-GAAP operating earnings of $480 million, or $1.27 per share

•Resilient capital ratios with combined insurance company RBC of approximately 425-450%, consistent across market cycles, highlights conservative balance sheet and fair value management
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New York, NY, August 2, 2023 — Equitable Holdings, Inc. (“Equitable Holdings”, “Holdings”, or the “Company”) (NYSE: EQH) today announced financial results for the second quarter ended June 30, 2023.
“We reported non-GAAP operating earnings of $1.17 per share or $1.27 per share after adjusting for notable items, which is up 5% compared to first quarter 2023 and up 2% compared to the prior year quarter. Adjusted results, which account for lower alternatives performance and elevated mortality, were in line with expectations with positive equity returns and higher interest rates benefiting fee- and spread-based earnings.” said Mark Pearson, President and Chief Executive Officer.

Mr. Pearson continued, “At our inaugural investor day in May, we outlined key growth initiatives with meaningful updates to our financial guidance to 2027 including $2 billion of cash generation, 12-15% non-GAAP operating earnings per share growth and an upward revision to our payout ratio, now 60-70% of non-GAAP operating earnings. Results in the quarter further support our ability to deliver profitable growth for shareholders. In Retirement, we reported record net inflows of $1.4 billion as we continue to reach clients through our distribution platform and industry-leading buffered annuity. Asset Management net outflows were $4.0 billion in the quarter with positive flows in May and June following $6.2 billion of expected low-fee institutional redemptions in April. AB’s institutional pipeline remains strong with growth in Private Markets supporting a 2% fee-rate improvement year-over-year. In Wealth Management, demand for advice drove another quarter of organic growth with $1.3 billion of net inflows.”

Mr. Pearson concluded, “While our in-demand product offering and strong new business activity supports our growth targets, our conservative balance sheet, fair value approach to product design and capital management continues to differentiate Equitable while driving significant value for shareholders. We have generated $0.9 billion of cash to Holdings year-to-date, including a $0.6 billion dividend from Equitable Financial in July, which supports our ability to consistently deliver on our 60-70% payout target. In
1 Includes Individual Retirement and Group Retirement segments.
2 Cash generation is net dividends and distributions to Equitable Holdings from its subsidiaries.
3 This press release includes certain Non-GAAP financial measures. More information on these measures and reconciliations to the most comparable U.S. GAAP measures can be found in the “Use of Non-GAAP Financial Measures” section of this release.
4 Please refer to Exhibit 1 for detailed reconciliation and definitions related to notable items.

addition, our capital ratios remain resilient through market cycles with a combined RBC ratio of approximately 425-450% as of the half year, above our 375-400% target.”

Consolidated Results
	Second Quarter
(in millions, except per share amounts or unless otherwise noted)	2023	2022
Total Assets Under Management/Administration (“AUM/A”, in billions)	$887	$824
Net income attributable to Holdings	759	967
Net income attributable to Holdings per common share	2.06	2.47
Non-GAAP operating earnings	441	493
Non-GAAP operating earnings per common share (“EPS”)	1.17	1.23

As of June 30, 2023, total AUM/A was $887 billion, a year-over-year increase of 8%, driven by higher markets over the prior twelve months.
The Net income attributable to Holdings for the second quarter of 2023 was $759 million compared to $967 million in the second quarter of 2022.

Non-GAAP operating earnings in the second quarter of 2023 was $441 million compared to $493 million in the second quarter of 2022. Adjusting for notable items5 of $39 million, second quarter 2023 Non-GAAP operating earnings were $480 million or $1.27 per share.

As of June 30, 2023, book value per common share, including accumulated other comprehensive income (“AOCI”), was $5.69. Book value per common share, excluding AOCI, was $26.08.
5 Please refer to Exhibit 1 for detailed reconciliation and definitions related to notable items.

Business Highlights

•Business segment highlights:
◦Individual Retirement (“IR”) reported record net inflows of $1.5 billion with first year premiums up 21% over prior year quarter supported by continued demand for industry-leading RILA products.
◦Group Retirement (“GR”) reported net outflows of $66 million in the quarter. The tax-exempt channel, which includes its industry leading 403(b) offering for K-12 educators, reported $769 million of total premiums in the quarter leading to net inflows in the channel.
◦Investment Management and Research (AllianceBernstein or “AB”)6 reported net outflows of $4.0 billion with pre-announced, low-fee institutional outflows of $6.2 billion in April partially offset by firmwide net inflows in May and June.

◦Protection Solutions (“PS”) reported $770 million in gross written premiums with Employee Benefits and accumulation-oriented VUL gross premiums up 15% and 4%, respectively, over prior year quarter.

◦Wealth Management (“WM”) reported net inflows of $1.3 billion, another quarter of organic growth, supported by advisor productivity up 2% compared to the first quarter of 2023.

◦Legacy (“L”) reported $569 million of net outflows and continues to run-off at $2 billion to $3 billion per annum.

•Capital management program:
◦The Company returned $304 million to shareholders in the quarter, including $78 million of quarterly cash dividends and $226 million of share repurchases, which is in line with the Company’s 60-70% payout target.
◦The Company reported cash and liquid assets of $1.6 billion at Holdings, which remains above the $500 million minimum target, with a continued focus on maximizing financial flexibility to support consistent capital return.

◦The Company maintained its strong financial condition with a combined insurance company RBC ratio of approximately 425-450% at quarter end, above the minimum combined RBC target of 375-400%.
.
•Delivering long-term shareholder value:
◦The Company is on track to achieve $30 million of its $150 million net expense savings target by year end and $45 million of its $110 million incremental income target in the Company’s general account by year end.

◦As of quarter end, the Company has deployed $7.5 billion of its initial $10 billion capital commitment to AB’s Private Markets platform with an additional $10 billion committed to AB bringing the cumulative commitment to $20 billion by 2027.

6 Refers to AllianceBernstein L.P. and AllianceBernstein Holding L.P., collectively.

◦The Company continues to deliver strong cash generation with a $0.6 billion dividend from Equitable Financial to the Holding Company in July bringing year-to-date cash generation7 to $0.9 billion. The Company remains on track to achieve its $1.3 billion cash generation guidance for 2023.
7 Cash generation is net dividends and distributions to Equitable Holdings from its subsidiaries.

Business Segment Results

Individual Retirement

(in millions, unless otherwise noted)	Q2 2023	Q2 2022
Account value (in billions)	$83.9	$71.8
Segment net flows (in billions)	1.5	1.2
Operating earnings (loss)	234	186
•Account value increased by 17% primarily due to market performance and net inflows over the prior twelve months.
•Net inflows of $1.5 billion in the quarter were higher over the prior year quarter with record sales of $3.6 billion.
•Operating earnings increased from $186 million in the prior year quarter to $234 million, primarily driven by higher net investment income due to higher interest rates and higher SCS asset balances.
•Operating earnings adjusting for notable items8 increased from $204 million in the prior year quarter to $224 million. Notable items of $10 million in the current period reflect a one-time model update and favorable tax items in the quarter partially offset by lower net investment income from alternatives.

Group Retirement

(in millions, unless otherwise noted)	Q2 2023	Q2 2022
Account value (in billions) (1)	$35.0	$41.2
Segment net flows (2)	(66)	144
Operating earnings (loss)	107	111
(1) Effective October 3, 2022, AV excludes activity related to ceded AV to Global Atlantic. In addition, roll-forward reflects the AV ceded to Global Atlantic as of the transaction date.
(2) For the three months ended June 30, 2023, net out flows of $140 million are excluded as these amounts are related to ceded AV to Global Atlantic.

•Account value decreased primarily due to the reinsurance transaction with Global Atlantic, which reduced account value by c.$9.4 billion, partially offset by market performance over the prior twelve months.
•Net outflows of $(66) million with inflows in the Company’s core tax-exempt market offset by outflows in older institutional products and corporate market.
•Operating earnings decreased from $111 million in the prior year quarter to $107 million primarily due to lower net investment income and lower fee-type revenue on lower average account balances.
•Operating earnings adjusting for notable items9 decreased from $117 million in the prior year quarter to $103 million. Notable items of $4 million reflect a one-time model update partially offset by lower net investment income from alternatives.

8 Please refer to Exhibit 1 for detailed reconciliation and definitions related to notable items.
9 Please refer to Exhibit 1 for detailed reconciliation and definitions related to notable items.

AllianceBernstein

(in millions, unless otherwise noted)	Q2 2023	Q2 2022
Total AUM (in billions)	$691.5	$646.8
Segment net flows (in billions)	(4.0)	(2.7)
Operating earnings (loss)	99	101
•AUM increased by 7% due to market performance over the prior twelve months.
•Second quarter net outflows of $4.0 billion include $6.2 billion of pre-announced low-fee institutional redemptions in April with inflows in May and June. Investors continued to favor fixed income, which grew 9% annualized organically, mostly offsetting active equity outflows.
•Operating earnings decreased from $101 million in the prior year quarter to $99 million primarily due to higher compensation and benefits expenses.
•Operating earnings adjusting for notable items10 decreased from $101 million in the prior year quarter to $89 million. Notable items of $10 million reflect favorable tax items in the quarter.

Protection Solutions

(in millions)	Q2 2023	Q2 2022
Gross written premiums	$770	$760
Annualized premiums	78	67
Operating earnings (loss)	24	110
•Gross written premiums increased 1% year-over-year with higher Employee Benefits and Variable Universal Life premiums compared to the prior year quarter.
•Operating earnings decreased from $110 million in the prior year quarter to $24 million, primarily due to higher than expected mortality and lower net investment income from lower alternatives.
•Operating earnings adjusting for notable items11 decreased from $92 million in the prior year quarter to $77 million. Notable items of $53 million reflect elevated mortality and lower net investment income from alternatives.

10 Please refer to Exhibit 1 for detailed reconciliation and definitions related to notable items.
11 Please refer to Exhibit 1 for detailed reconciliation and definitions related to notable items.

Wealth Management

(in millions, unless otherwise noted)	Q2 2023	Q2 2022
Total AUA (in billions)	$80.4	$70.4
Net Flows (in billions)	1.3	1.2
Operating earnings (loss)	42	24
•AUA increased by 14% due to market performance and net inflows over the last twelve months.
•Net inflows of $1.3 billion in the quarter with focus on driving higher-fee advisory AUA.
•Operating earnings increased from $24 million in prior year quarter to $42 million with distribution fees from higher retirement sales in addition to increased interest income from sweep accounts due to higher interest rates.

Legacy

(in millions)	Q2 2023	Q2 2022
Account value (in billions)	$22.4	$22.5
Net Flows (1)	(569)	(531)
Operating earnings (loss)	45	57
(1) Net flows excluded as it relates to AV ceded to Venerable for the discrete periods of June 30, 2023 and June 30, 2022 were $(269) million and $(266) million, respectively.

•Account value decreased by 1% primarily due to expected outflows partially offset by market performance over the prior twelve months.
•Net outflows of $569 million in line with expectations as this business continues to run-off at $2 billion to $3 billion per annum.
•Operating earnings decreased from $57 million in the prior year quarter to $45 million, primarily due to lower fee-type revenue on lower average account values.
•Operating earnings adjusting for notable items12 decreased from $55 million in the prior year quarter to $48 million. Notable items of $3 million in the current period reflect lower net investment income from alternatives.

Corporate and Other (“C&O”)
Operating loss of $110 million in the second quarter increased from an operating loss of $96 million in the prior year quarter, primarily driven by higher interest credited partially offset by higher net investment income and lower expenses compared to the prior year quarter. Operating loss after adjusting for notable items13 increased from $96 million in the prior year quarter to $102 million.
12 Please refer to Exhibit 1 for detailed reconciliation and definitions related to notable items.
13 Please refer to Exhibit 1 for detailed reconciliation and definitions related to notable items.

Exhibit 1: Notable Items

Notable items represent the impact on results from our annual actuarial assumption review, approximate impacts attributable to significant variances from the Company’s expectations, and other items that the Company believes may not be indicative of future performance. The Company chooses to highlight the impact of these items and Non-GAAP measures, less notable items to provide a better understanding of our results of operations in a given period. Certain figures may not sum due to rounding.
Impact of notable items by segment and Corporate & Other:

	Three Months Ended June 30,
(in millions)	2023	2022
Non-GAAP Operating Earnings	441	$493
Post-tax Adjustments related to notable items:
Individual Retirement	(10)	18
Group Retirement	(4)	6
Investment Management and Research	(10)	—
Protection Solutions	53	(18)
Corporate & Other	7	1
Wealth Management	—	—
Legacy	3	(2)
Notable items subtotal	39	5
Less: impact of actuarial assumption update	—	—
Non-GAAP Operating Earnings, less Notable Items	$480	$498

Impact of notable items by item category:

	Three Months Ended June 30,
(in millions)	2023	2022
Non-GAAP Operating Earnings	441	$493
Pre-tax adjustments related to Notable Items:
Actuarial Updates/Reserve	(21)	—
Mortality	53	(26)
Expenses	—	12
Net Investment Income	38	17
Subtotal	70	3
Post-tax impact of Notable Items	39	5
Less: impact of actuarial assumption update	—	—
Non-GAAP Operating Earnings, less Notable Items	$480	$498

Impact of Notable Items by segment and corporate & other:

Three Months Ended 6/30/2023	IR	GR	AB	PS	WM	L	C&O	Consolidated
Non-GAAP Operating Earnings	234	107	99	24	42	45	(110)	441
Pre-tax adjustments related to Notable Items:
Actuarial Updates/Reserve	(8)	(9)	—	—	—	—	(5)	(21)
Mortality	—	—	—	48	—	—	5	53
Expenses	—	—	—	—	—	—	—	—
Net Investment Income	3	8	—	16	—	4	7	38
Pre-tax Subtotal	(5)	(1)	—	64	—	4	8	70
Tax adjustment	(5)	(3)	(10)	(11)	—	(1)	(1)	(31)
Post-tax impact of Notable Items	(10)	(4)	(10)	53	—	3	7	39
Impact of Actuarial Assumption Update	—	—	—	—	—	—	—	—
Non-GAAP Operating Earnings, less Notable Items	224	103	89	77	42	48	(102)	480
					0
Three Months Ended 6/30/2022	IR	GR	AB	PS	WM	L	C&O	Consolidated
Non-GAAP Operating Earnings	186	111	101	110	24	57	(96)	493
Pre-tax adjustments related to Notable Items:
Actuarial Updates/Reserve	—	—	—	—	—	—	—	—
Mortality	—	—	—	(26)	—	—	—	(26)
Expenses	4	5	—	3	—	—	—	12
Net Investment Income	15	—	—	1	—	—	—	17
Pre-tax Subtotal	19	5	—	(22)	—	—	—	3
Tax adjustment	(1)	1	—	4	—	(3)	1	3
Post-tax impact of Notable Items	18	6	—	(18)	—	(2)	1	5
Impact of Actuarial Assumption Update	—	—	—	—	—	—	—	—
Non-GAAP Operating Earnings, less Notable Items	204	117	101	92	24	55	(96)	498

Earnings Conference Call
Equitable Holdings will host a conference call at 8 a.m. ET August 3, 2023 to discuss its second quarter 2023 results. The conference call webcast, along with additional earnings materials will be accessible on the company’s investor relations website at ir.equitableholdings.com. Please log on to the webcast at least 15 minutes prior to the call to download and install any necessary software.

To register for the conference call, please use the following link:
EQH Second Quarter 2023 Earnings Call

After registering, you will receive an email confirmation including dial in details and a unique conference call code for entry. Registration is open through the live call. To ensure you are connected for the full call we suggest registering a day in advance or at minimum 10 minutes before the start of the call.

A webcast replay will be made available on the Equitable Holdings Investor Relations website at ir.equitableholdings.com.
About Equitable Holdings
Equitable Holdings, Inc. (NYSE: EQH) is a financial services holding company comprised of two complementary and well-established principal franchises, Equitable and AllianceBernstein. Founded in 1859, Equitable provides advice, protection and retirement strategies to individuals, families and small businesses. AllianceBernstein is a global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets. Equitable Holdings has approximately 12,300 employees and financial professionals, $887 billion in assets under management and administration (as of 6/30/2023) and more than 5 million client relationships globally.
Contacts:
Investor Relations
Thomas Lewis
(212) 314-2476
IR@equitable.com

Media Relations
Todd Williamson
(212) 314-2010
mediarelations@equitable.com

Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “intends,” “seeks,” “aims,” “plans,” “assumes,” “estimates,” “projects,” “should,” “would,” “could,” “may,” “will,” “shall” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Equitable Holdings, Inc. (“Holdings”) and its consolidated subsidiaries. “We,” “us” and “our” refer to Holdings and its consolidated subsidiaries, unless the context refers only to Holdings as a corporate entity. There can be no assurance that future developments affecting Holdings will be those anticipated by management. Forward-looking statements include, without limitation, all matters that are not historical facts.
These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (i) conditions in the financial markets and economy, including the impact of plateauing or decreasing economic growth and geopolitical conflicts and related economic conditions, equity market declines and volatility, interest rate fluctuations, impacts on our goodwill and changes in liquidity and access to and cost of capital; (ii) operational factors, including reliance on the payment of dividends to Holdings by its subsidiaries, protection of confidential customer information or proprietary business information, operational failures by us or our service providers, potential strategic transactions, changes in accounting standards, and catastrophic events, such as the outbreak of pandemic diseases including COVID-19; (iii) credit, counterparties and investments, including counterparty default on derivative contracts, failure of financial institutions, defaults by third parties and affiliates and economic downturns, defaults and other events adversely affecting our investments; (iv) our reinsurance and hedging programs; (v) our products, structure and product distribution, including variable annuity guaranteed benefits features within certain of our products, variations in statutory capital requirements, financial strength and claims-paying ratings, state insurance laws limiting the ability of our insurance subsidiaries to pay dividends and key product distribution relationships; (vi) estimates, assumptions and valuations, including risk management policies and procedures, potential inadequacy of reserves and experience differing from pricing expectations, amortization of deferred acquisition costs and financial models; (vii) our Investment Management and Research segment, including fluctuations in assets under management and the industry-wide shift from actively-managed investment services to passive services; (viii) recruitment and retention of key employees and experienced and productive financial professionals; (ix) subjectivity of the determination of the amount of allowances and impairments taken on our investments; (x) legal and regulatory risks, including federal and state legislation affecting financial institutions, insurance regulation and tax reform; (xi) risks related to our common stock and (xii) general risks, including strong industry competition, information systems failing or being compromised and protecting our intellectual property.
Forward-looking statements should be read in conjunction with the other cautionary statements, risks, uncertainties and other factors identified in Holdings’ filings with the Securities and Exchange Commission. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by law.

Forward-looking Non-GAAP Metrics
The Company has presented forward-looking statements regarding Non-GAAP operating earnings, Non-GAAP operating earnings per share and Adjusted Operating Margin at AB. These non-GAAP financial measures are derived by excluding certain amounts, expenses or income, from the corresponding financial measures determined in accordance with GAAP. The determination of the amounts that are excluded from these non-GAAP financial measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period. We are unable to present a quantitative reconciliation of forward-looking adjusted operating earnings per share and payout ratio targeted to non-GAAP operating earnings to their most directly comparable forward-looking GAAP financial measures because such information is not available, and management cannot reliably predict all of the necessary components of such GAAP measures without unreasonable effort or expense. In addition, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the Company’s future financial results. These non-GAAP financial measures are preliminary estimates and are subject to risks and uncertainties, including, among others changes in connection with quarter-end and year-end adjustments. Any variations between the Company’s actual results and preliminary financial data set forth above may be material.

Use of Non-GAAP Financial Measures
In addition to our results presented in accordance with U.S. GAAP, we report Non-GAAP Operating Earnings, Non-GAAP Operating EPS, and Book Value per common share, excluding AOCI, each of which is a measure that is not determined in accordance with U.S. GAAP. Management principally uses these non-GAAP financial measures in evaluating performance because they present a clearer picture of our operating performance and they allow management to allocate resources. Similarly, management believes that the use of these Non-GAAP financial measures, together with relevant U.S. GAAP measures, provide investors with a better understanding of our results of operations and the underlying profitability drivers and trends of our business. These non-GAAP financial measures are intended to remove from our results of operations the impact of market changes (where there is mismatch in the valuation of assets and liabilities) as well as certain other expenses which are not part of our underlying profitability drivers or likely to re-occur in the foreseeable future, as such items fluctuate from period-to-period in a manner inconsistent with these drivers. These measures should be considered supplementary to our results that are presented in accordance with U.S. GAAP and should not be viewed as a substitute for the U.S. GAAP measures. Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Consequently, our non-GAAP financial measures may not be comparable to similar measures used by other companies.
We also discuss certain operating measures, including AUM, AV, and certain other operating measures, which management believes provide useful information about our businesses and the operational factors underlying our financial performance.

Non-GAAP Operating Earnings
Non-GAAP Operating Earnings is an after-tax non-GAAP financial measure used to evaluate our financial performance on a consolidated basis that is determined by making certain adjustments to our consolidated after-tax net income attributable to Holdings. The most significant of such adjustments relates to our derivative positions, which protect economic value and statutory capital, and the variable annuity product MRBs. This is a large source of volatility in net income.
Non-GAAP Operating Earnings equals our consolidated after-tax net income attributable to Holdings adjusted to eliminate the impact of the following items:
•Items related to variable annuity product features, which include: (i) changes in the fair value of market risk benefits and purchased market risk benefits, including the related attributed fees and claims, offset by derivatives and other securities used to hedge the market risk benefits which result in residual net income volatility as the change in fair value of certain securities is reflected in OCI and due to our statutory capital hedge program; and (ii) market adjustments to deposit asset or liability accounts arising from reinsurance agreements which do not expose the reinsurer to a reasonable possibility of a significant loss from insurance risk;
•Investment (gains) losses, which includes credit loss impairments of securities/investments, sales or disposals of securities/investments, realized capital gains/losses and valuation allowances;
•Net actuarial (gains) losses, which includes actuarial gains and losses as a result of differences between actual and expected experience on pension plan assets or projected benefit obligation during a given period related to pension, other postretirement benefit obligations, and the one-time impact of the settlement of the defined benefit obligation;
•Other adjustments, which primarily include restructuring costs related to severance and separation, lease write-offs related to non-recurring restructuring activities, COVID-19 related impacts, net derivative gains (losses) on certain Non-GMxB derivatives, net investment income from certain items including consolidated VIE investments, seed capital mark-to-market adjustments, unrealized gain/losses and realized capital gains/losses from sales or disposals of select securities, certain legal accruals; and a bespoke deal to repurchase UL policies from one entity that had invested in numerous policies purchased in the life settlement market, which disposed of the risk of additional COI litigation by that entity related to those UL policies; and
•Income tax expense (benefit) related to the above items and non-recurring tax items, which includes the effect of uncertain tax positions for a given audit period and a decrease of deferred tax valuation allowance.
Because Non-GAAP Operating Earnings excludes the foregoing items that can be distortive or unpredictable, management believes that this measure enhances the understanding of the Company’s underlying drivers of profitability and trends in our business, thereby allowing management to make decisions that will positively impact our business.
We use the prevailing corporate federal income tax rate of 21% while taking into account any non-recurring differences for events recognized differently in our financial statements and federal income tax returns as well as partnership income taxed at lower rates when reconciling Net income (loss) attributable to Holdings to Non-GAAP Operating Earnings.

The table below presents a reconciliation of Net income (loss) attributable to Holdings to Non-GAAP Operating Earnings for the three months and six months ended June 30, 2023 and 2022:

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2023	2022	2023	2022
Net income (loss) attributable to Holdings	$759	$967	$936	$1,497
Adjustments related to:
Variable annuity product features	(65)	(1,031)	796	(1,647)
Investment (gains) losses	56	231	143	557
Net actuarial (gains) losses related to pension and other postretirement benefit obligations	9	19	18	38
Other adjustments (1) (2)	62	177	107	405
Income tax expense (benefit) related to above adjustments	(13)	127	(223)	136
Non-recurring tax items (3)	(367)	3	(972)	6
Non-GAAP Operating Earnings	$441	$493	$805	$992

_______________
(1)Includes certain gross legal expenses related to the cost of insurance litigation, and claims related to a commercial relationship of, $35 million, $107 million, $35 million and $166 million for the three and six months ended June 30, 2023 and 2022, respectively. Includes policyholder benefit costs of $75 million for the six months ended June 30, 2022 stemming from a deal to repurchase UL policies from one entity that had invested in numerous policies purchased in the life settlement market.
(2)Includes Non-GMxB related derivative hedge losses of $7 million, ($38) million, $9 million and ($40) million for the three and six months ended June 30, 2023 and 2022, respectively.
(3) For the three and six months ended June 30, 2023, non-recurring tax items reflect primarily the effect of uncertain tax positions for a given audit period and a decrease of the deferred tax valuation allowance of $376 million and $990 million.

Non-GAAP Operating EPS
Non-GAAP Operating Earnings per common share is calculated by dividing Non-GAAP Operating Earnings less preferred stock dividends by diluted common shares outstanding. The table below presents a reconciliation of GAAP EPS to Non-GAAP Operating EPS for the three months and six months ended June 30, 2023 and 2022.

	Three Months Ended June 30,		Six Months Ended June 30,
(per share amounts)	2023	2022	2023	2022
Net income (loss) attributable to Holdings (1)	$2.13	$2.54	$2.60	$3.87
Less: Preferred stock dividend	0.07	0.07	0.11	0.10
Net Income (loss) available to common shareholders	2.06	2.47	2.49	3.77
Adjustments related to:
Variable annuity product features	(0.18)	(2.71)	2.21	(4.27)
Investment (gains) losses	0.16	0.61	0.40	1.44
Net actuarial (gains) losses related to pension and other postretirement benefit obligations	0.03	0.05	0.05	0.10
Other adjustments (2) (3)	0.17	0.47	0.30	1.05
Income tax expense (benefit) related to above adjustments	(0.04)	0.33	(0.62)	0.35
Non-recurring tax items (4)	(1.03)	0.01	(2.70)	0.02
Non-GAAP Operating Earnings	$1.17	$1.23	$2.13	$2.46

_______________
(1)For periods presented with a net loss, basic shares are used for EPS.
(2)Includes certain gross legal expenses related to the cost of insurance litigation and claims related to a commercial relationship of $35 million, $107 million, $35 million and $166 million for the three and six months ended June 30, 2023 and 2022, respectively. Includes policyholder benefit costs of $75 million for the six months ended June 30, 2022 stemming from a deal to repurchase UL policies from one entity that had invested in numerous policies purchased in the life settlement market. The legal accruals impact per common share is $0.10, $0.28, $0.10 and $0.43 for the three and six months ended June 30, 2023 and 2022, respectively. Includes policyholder benefit costs of $0.19 for the six months ended June 30, 2022 stemming from a deal to repurchase UL policies from one entity that had invested in numerous policies purchased in the life settlement market.
(3)Includes Non-GMxB related derivative hedge losses of $0.02, $(0.10), $0.03 and $(0.10) for the three and six months ended June 30, 2023 and 2022, respectively.
(4)For the three and six months ended June 30, 2023, non-recurring tax items per common share reflect primarily the effect of uncertain tax positions for a given audit period and a decrease of the deferred tax valuation allowance of $1.06 and $2.75.

Book Value per common share, excluding AOCI
We use the term “book value” to refer to total equity attributable to Holdings’ common shareholders. Book Value per common share, excluding AOCI, is our total equity attributable to Holdings, excluding AOCI and preferred stock, divided by ending common shares outstanding.

	June 30, 2023	December 31, 2022
Book value per common share	$5.69	$(0.44)
Per share impact of AOCI	20.39	24.63
Book Value per common share, excluding AOCI	$26.08	$24.19

Other Operating Measures
We also use certain operating measures which management believes provide useful information about our businesses and the operational factors underlying our financial performance.

Account Value (“AV”)
Account value generally equals the aggregate policy account value of our retirement products.

Assets Under Management (“AUM”)
AUM means investment assets that are managed by one of our subsidiaries and includes: (i) assets managed by AB, (ii) the assets in our general account investment portfolio and (iii) the separate account assets of our Individual Retirement, Group Retirement and Protection Solutions businesses. Total AUM reflects exclusions between segments to avoid double counting.

Assets Under Management (“AUA”)
AUA means advisory and brokerage investment assets included in the Company’s Wealth Management segment.

Segment net flows
Net change in segment customer account balances in a period including, but not limited to, gross premiums, surrenders, withdrawals and benefits. It excludes investment performance, interest credited to customer accounts and policy charges.

Consolidated Statements of Income (Loss) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(in millions)
REVENUES
Policy charges and fee income	$594	$620	$1,182	$1,270
Premiums	280	238	556	485
Net derivative gains (losses)	(917)	1,858	(1,758)	2,017
Net investment income (loss)	1,036	711	2,026	1,515
Investment gains (losses), net:
Credit losses on available-for-sale debt securities and loans	(14)	(9)	(80)	1
Other investment gains (losses), net	(42)	(223)	(63)	(559)
Total investment gains (losses), net	(56)	(232)	(143)	(558)
Investment management and service fees	1,182	1,197	2,362	2,552
Other income	258	298	509	555
Total revenues	2,377	4,690	4,734	7,836
BENEFITS AND OTHER DEDUCTIONS
Policyholders’ benefits	684	589	1,414	1,391
Remeasurement of liability for future policy benefits	(7)	12	(3)	34
Change in market risk benefits and purchased market risk benefits	(975)	814	(955)	347
Interest credited to policyholders’ account balances	501	310	964	623
Compensation and benefits	566	518	1,149	1,114
Commissions and distribution-related payments	393	394	773	816
Interest expense	55	50	116	97
Amortization of deferred policy acquisition costs	155	145	307	288
Other operating costs and expenses	466	583	889	1,117
Total benefits and other deductions	1,838	3,415	4,654	5,827
Income (loss) from continuing operations, before income taxes	539	1,275	80	2,009
Income tax (expense) benefit	292	(264)	1,017	(401)
Net income (loss)	831	1,011	1,097	1,608
Less: Net income (loss) attributable to the noncontrolling interest	72	44	161	111
Net income (loss) attributable to Holdings	759	967	936	1,497
Less: Preferred stock dividends	26	26	40	40
Net income (loss) available to Holdings’ common shareholders	$733	$941	$896	$1,457

Earnings Per Common Share

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(in millions)
Earnings per common share
Basic	$2.06	$2.48	$2.50	$3.80
Diluted	$2.06	$2.47	$2.49	$3.77
Weighted average shares
Weighted average common stock outstanding for basic earnings per common share	355.2	378.9	358.5	383.7
Weighted average common stock outstanding for diluted earnings per common share (1)	356.1	380.6	360.0	386.1

(1)Due to net loss for the six months ended June 30, 2022 approximately 2.3 million share awards were excluded from the diluted EPS calculation.

Results of Operations by Segment

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(in millions)
Operating earnings (loss) by segment:
Individual Retirement	$234	$186	$434	$389
Group Retirement	107	111	196	255
Investment Management and Research	99	101	198	237
Protection Solutions	24	110	(11)	107
Wealth Management	42	24	74	56
Legacy	45	57	105	120
Corporate and Other (1)	(110)	(96)	(191)	(172)
Non-GAAP Operating Earnings	$441	$493	$805	$992

(1)Includes interest expense and financing fees of $57 million and $52 million for the three and six months ended June 30, 2023, and 2022 respectively.

Select Balance Sheet Statistics

	June 30, 2023	December 31, 2022
	(in millions)
ASSETS
Total investments and cash and cash equivalents	$105,415	$97,378
Separate Accounts assets	123,898	114,853
Total assets	269,006	252,702

LIABILITIES
Long-term debt	$3,819	$3,322
Future policy benefits and other policyholders' liabilities	16,786	16,603
Policyholders’ account balances	91,595	83,866
Total liabilities	263,215	249,106

EQUITY
Preferred stock	1,562	1,562
Accumulated other comprehensive income (loss)	(7,142)	(8,992)
Total equity attributable to Holdings	$3,553	$1,401
Total equity attributable to Holdings' common shareholders (ex. AOCI)	9,133	8,831

Assets Under Management (Unaudited)

	June 30, 2023	December 31, 2022
	(in billions)
Assets Under Management
AB AUM	$691.5	$646.4
Exclusion for General Account and other Affiliated Accounts	(73.7)	(66.8)
Exclusion for Separate Accounts	(41.0)	(38.2)
AB third party	$576.8	$541.4

Total company AUM
AB third party	$576.8	$541.4
General Account and other Affiliated Accounts (1) (3) (4)	105.4	97.4
Separate Accounts (2) (3) (4)	123.9	114.9
Total AUM	$806.1	$753.6

_______________
(1) “General Account and Other Affiliated Accounts” refers to assets held in the general accounts of our insurance companies and other assets on which we bear the investment risk.
(2) “Separate Accounts” refers to the separate account investment assets of our insurance subsidiaries excluding any assets on which we bear the investment risk.
(3) As of June 30, 2023 and December 31, 2022, Separate Account and General Account AUM is inclusive of $12.6 billion and $52 million as well as $12.1 billion and $56 million, respectively. Account Value ceded to Venerable. For additional information on the Venerable transaction see Note 1 of the Notes to Consolidated Financial Statements within the 10-K.
(4) As of June 30, 2023 and December 31, 2022, Separate Account is inclusive $6.3 billion and $5.6 billion & General Account AUM is inclusive $3.8 billion and $3.9 billion, respectively, Account Value ceded to Global Atlantic. For additional information on the Global Atlantic transaction see MD&A - Executive Summary “Global Atlantic Reinsurance Transaction" within the 10-K.